Exhibit 99.1

NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Matt Asensio, Media Relations – (860) 226-2599

CIGNA REPORTS FIRST QUARTER 2012 RESULTS
Raises Outlook for 2012 Earnings and Customer Growth

o	Consolidated operating revenues1 increased 27% to $6.9 billion in the first quarter.

o
Adjusted income from operations1 was $370 million, or $1.28 per share, excluding the after-tax loss of $11 million, or $0.04 per share, from results of the Run-off Guaranteed Minimum Death Benefits (VADBe)2 business.

o	Total revenues increased 25% to $6.8 billion and shareholders’ net income1 was $371 million, or $1.28 per share.

o	Cigna grew its medical customer base by 1.2 million people in the first quarter.

o	The Company now estimates full year 2012 earnings, on an adjusted income from operations1,3 basis, to be in the range of $1.52 billion to $1.63 billion, or $5.20 to $5.55 per share.

BLOOMFIELD, CT, May 3, 2012 – Reflecting solid contributions to consolidated revenue and earnings from each of its ongoing businesses, Cigna Corporation (NYSE: CI) today reported first quarter 2012 consolidated operating revenues1 of $6.9 billion, an increase of 27% over the first quarter of 2011.  Revenues reflect growth in premium and fees of 36% in Health Care, 24% in International and 8% in Disability and Life, driven by continued growth in our targeted customer segments, as well as the impact of the HealthSpring acquisition.  Total revenues increased 25% to $6.8 billion in the first quarter.

Cigna's adjusted income from operations1 for the first quarter of 2012 was $370 million, or $1.28 per share, excluding the after-tax loss of $11 million, or $0.04 per share, from results of the VADBe2 business.  This result compares with $359 million, or $1.31 per share, for the first quarter of 2011.  Adjusted income from operations1 in the first quarter of 2012 included favorable prior year claim development in the Health Care business of $38 million after-tax, or $0.13 per share, compared to $22 million after-tax, or $0.08 per share, in the first quarter of 2011.

Cigna reported shareholders’ net income1 of $371 million, or $1.28 per share, for the first quarter of 2012, compared with shareholders’ net income1 of $413 million, or $1.51 per share, for the first quarter of 2011.  Shareholders’ net income1 included special items4 which generated a loss of $0.14 per share in the first quarter of 2012 and income of $0.09 per share in the first quarter of 2011.

"Our first quarter 2012 results exceeded our expectations for earnings and customer growth, reflecting continued effective execution of our strategy with solid contributions from each of our ongoing businesses," said David M. Cordani, President and Chief Executive Officer.  "We are pleased that our health and wellness programs continue to deliver value for customers who are seeking to improve their overall health status while achieving a more sustainable level of cost.  Our recent acquisition of HealthSpring positions us to effectively serve the U.S. Seniors market, and we are partnering with physicians on a collaborative and accountable model for U.S. Health Care.  Through these initiatives, and our investments in emerging economies, we continue to strengthen Cigna's capabilities and position Cigna for long-term growth for the benefit of all of our customers and shareholders."

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and a reconciliation of adjusted income from operations1 to shareholders’ net income (dollars in millions, except per share amounts; customers in thousands):

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011

Total Revenues	$6,788	$5,411	$5,460

Consolidated Earnings
Adjusted income from operations1	$359	$359	$293
Net realized investment gains (losses), net of taxes	12	17	4
GMIB results, net of taxes5	41	13	7
Special items, net of taxes4	(41)	24	(31)
Shareholders' net income1	$371	$413	$273

Adjusted income from operations1, per share	$1.24	$1.31	$1.05
Shareholders' net income1, per share	$1.28	$1.51	$0.98

As of the periods ended:
Medical Customers
Health Care	12,660	11,422	11,483
International (Expatriate and Health Care)	1,205	1,110	1,197
Total medical customers	13,865	12,532	12,680

•
Cash and short term investments at the parent company were approximately $520 million at March 31, 2012 and $3.8 billion at December 31, 2011.  The year-end 2011 balance included amounts to fund the HealthSpring acquisition that closed on January 31, 2012.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 2 for a reconciliation of adjusted income (loss) from operations1 to segment earnings (loss)1.

Health Care

This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.

Financial Results (dollars in millions, customers in thousands):

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011

Premiums and Fees	$4,501	$3,311	$3,320
Adjusted Income from Operations1	$262	$246	$216
Adjusted Margin, After-Tax7	5.2%	6.5%	5.6%

Customers:
Commercial	12,226	11,378	11,439
Medicare and Medicaid	434	44	44
Medical	12,660	11,422	11,483

Behavioral Care9	19,803	17,716	18,344
Dental	11,279	10,745	10,884
Pharmacy	6,584	6,205	6,368
Medicare Part D	1,268	545	538

•	Overall, Health Care results reflect continued growth in our targeted customer segments and two months of results for HealthSpring, which was acquired on January 31, 2012.

•
First quarter premiums and fees increased approximately 36% relative to first quarter 2011, due to the impact of the HealthSpring acquisition, business growth, rate increases, and increased specialty penetration, partially offset by current medical business mix, reflecting a continued shift by clients to our Administrative Services Only (“ASO”) solutions.

•
First quarter 2012 adjusted income from operations1 reflect continued growth in targeted medical and specialty businesses, and favorable prior year claim development of approximately $38 million after-tax, compared to $22 million after-tax of favorable development in first quarter 2011, as well as targeted strategic investments in support of our customer growth, service capabilities, and ongoing efficiency programs.

•
Health Care medical claims payable8 was approximately $1.5 billion at March 31, 2012 and $900 million at December 31, 2011.  The March 31, 2012 balance included the impact of the HealthSpring acquisition.

International

This segment includes Cigna’s supplemental health, life, and accident insurance and Global Health expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions, customers and policies in thousands):

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011

Premiums and Fees	$866	$698	$790
Adjusted Income from Operations1	$80	$61	$42
Adjusted Margin, After-Tax1,7	8.9%	8.4%	5.1%

As of the periods ended:
Medical Customers – Expatriate and Health Care	1,205	1,110	1,197
Health, Life and Accident Policies (excluding China JV)	8,845	6,118	8,716

•
International segment revenue and earnings reflect strong premium and fee growth of 24%, driven by attractive customer retention and business growth from sales in targeted markets within our individual Health, Life and Accident and Global Health Benefits businesses.

•	First quarter 2012 earnings also include a benefit of $8 million after-tax related to the implementation of a capital management strategy.

•
Effective January 1, 2012, Cigna retrospectively adopted amended accounting rules for costs related to the acquisition or renewal of insurance contracts (“deferred policy acquisition costs”).  Prior period amounts have been presented on a comparable basis.

Disability and Life

This segment includes Cigna’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011

Premiums and Fees	$743	$688	$677
Adjusted Income from Operations1	$65	$77	$55
Adjusted Margin, After-Tax7	8.0%	10.2%	7.4%

•	First quarter 2012 results benefited from strong premium and fee growth, including an 8% increase in disability premiums and fees.

•
Adjusted income from operations1 for the first quarter of 2012 declined compared with the first quarter of 2011, due to the absence of a favorable $6 million after-tax impact related to a reserve study in the first quarter of 2011, as well as strategic investments in our disability management programs that deliver sustained value for our clients.

Other Segments

Adjusted income (loss) from operations1 for Cigna's remaining operations are presented below (dollars in millions):

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011

Run-off Reinsurance	$(11)	$-	$(1)
Other Operations	$20	$19	$21
Corporate	$(57)	$(44)	$(40)

•
Run-off Reinsurance includes the results for the VADBe2 business.  First quarter 2012 adjusted income from operations1 includes a charge of $11 million after-tax, primarily related to the completion of a reserve study for VADBe2.

OUTLOOK

•
Cigna now estimates full year 2012 consolidated adjusted income from operations1,3 to be in the range of $1.52 billion to $1.63 billion, or $5.20 to $5.55 per share.  This outlook reflects expected continued solid execution of our strategy resulting in strong organic growth, expected increase in medical services utilization during 2012, and contributions from the acquisition of HealthSpring.

(dollars in millions, except per share amounts)	Full-Year Ended December 31, 2012

Adjusted income (losses) from operations1,3
Health Care	$1,190 to 1,260
International	265 to 285
Disability and Life	260 to 280
Ongoing Businesses	$1,715 to 1,825

Run-off Reinsurance, Other Operations and Corporate	(195) to (195)
Consolidated	$1,520 to 1,630

Consolidated Adjusted income from operations, per share1,3,4	$5.20 to 5.55

Health Care medical customer growth, including medical customers acquired from HealthSpring	growth of approximately 1.2 million

•	Cigna’s earnings and earnings per share outlooks exclude the potential effects of future capital deployment6.

•
Cigna's earnings and earnings per share outlooks assume break-even results for VADBe2 for the remainder of 2012, which assumes that actual experience, including capital market performance, will be consistent with long term reserve assumptions.  See the Critical Accounting Estimates section of the Management’s Discussion and Analysis of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for more information on the effect of capital market assumption changes in shareholders’ net income.

The foregoing statements represent management’s current estimate of Cigna's 2012 consolidated and segment adjusted income from operations1,3 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release, the Quarterly Financial Supplement and a slide presentation are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutus/investor-relations).  A link to the conference call, on which management will review first quarter 2012 and discuss full year 2012 outlook is available in the Investor Relations section of Cigna’s website (http://www.cigna.com/aboutcigna/investors/events/index.page).

Notes:

1.
Cigna measures the financial results of its segments using segment earnings (loss), which is defined as shareholders’ net income (loss) before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings (loss) excluding special items (which are identified and quantified in Note 4) and excludes results of Cigna's GMIB business.  Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  Cigna's Consolidated Operating Revenues exclude hedge gains (losses) from the Run-off Reinsurance business and net realized investment results.  This measure is used by Cigna's management because it presents the underlying revenue of Cigna's operating businesses.  These measures are not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), shareholders’ net income and segment revenues; see Exhibits 1 and 2 for a reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures.

The Guaranteed Minimum Income Benefits (GMIB) business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations.  These businesses have been in run-off since 2000.  A reconciliation to shareholder’s net income and EPS excluding GMIB and VADBe for the first quarter of 2012 and 2011 is as follows:

(Dollars in millions, except per share amounts)	2012	2012 EPS	2011	2011 EPS	% EPS Change
Shareholders’ net income, as reported	$371		$413
Effect of GMIB	(41)		(13)
Effect of Special items, after-tax	41		(24)
Effect of VADBe	11		-
Shareholders’ net income as adjusted	$382	$1.32	$376	$1.37	(4%)
Effect of net realized investment gains	(12)		(17)
Adjusted income from operations1 excluding VADBe	$370	$1.28	$359	$1.31	(2%)

Effective January 1, 2012, Cigna retrospectively adopted required amended accounting rules for costs related to the acquisition or renewal of insurance contracts (“deferred policy acquisition costs”).  Prior period amounts have been presented on a comparable basis.

2.
The Guaranteed Minimum Income Benefits (GMIB) business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations. These businesses have been in run-off since 2000.

3.
Information is not available for management to (1) reasonably estimate future net realized investment gains (losses) or (2) reasonably estimate future GMIB business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations.  We expect that special items for 2012 will include HealthSpring, Inc. acquisition costs and may also include potential adjustments associated with litigation and assessment related items.  Other than these items, information is not available for management to identify, or reasonably estimate additional 2012 special items.

4.	Special items included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, and the calculation of adjusted margins include:

First Quarter 2012
•	After-tax loss of $28 million related to transaction costs for the 2012 acquisition of HealthSpring, Inc., (“HealthSpring”).
•	After-tax loss of $13 million related to a litigation matter.

Fourth Quarter 2011
•
After-tax loss of $28 million related to transaction costs for the 2012 acquisition of HealthSpring and after-tax loss of $3 million related to transaction costs for the 2011 acquisition of FirstAssist Group Holdings Limited (“FirstAssist”).

First Quarter 2011
•	After-tax benefit of $24 million related to the completion of an IRS examination.

5.
The application of the FASB’s fair value disclosure and measurement guidance (ASC 820-10), which impacts reinsurance contracts covering GMIB, does not represent management's expectation of the ultimate payout.  Changes in underlying contract holder account values, interest rates, stock market volatility, and other factors may result in changes to the fair value assumptions, and/or amount that will be required to ultimately settle the Company’s obligations, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and Cigna's results of operations.

6.
Share repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when Cigna might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

7.
Adjusted margins in this press release are calculated by dividing adjusted income from operations1 by segment revenues.  Segment margins including special items were 4.8% for Health Care for the three months ended March 31, 2012, 6.5% for Health Care and 10.9% for Disability and Life for the three months ended March 31, 2011 and 4.8% for International for the three months ended December 31, 2011.

8.
Health Care medical claims payable are presented net of reinsurance and other recoverables.  The gross Health Care medical claims payable balance was $1,698 million as of March 31, 2012 and $1,095 million as of December 31, 2011.

9.	Behavioral Care customers in Health Care has been redefined for all periods presented to exclude certain wellness programs.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Cigna Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include, but are not limited to, the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s strategic initiatives, litigation and other legal matters, operational improvement initiatives in the Health Care operations, and the outlook for the Company’s full year 2012 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

By their nature, forward-looking statements:  (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify.  Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s Health Care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s businesses;
3.	challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost results and a growing medical customer base, (v) delivering quality service to customers and health care professionals using effective technology solutions, and (vi) lowering administrative costs;
4.
adverse changes in state, federal and international laws and regulations, including health care reform legislation and regulation that could, among other items, affect the way the Company does business, increase costs, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s products, services, market segments, technology and processes;

5.
the ability to successfully complete the integration of acquired businesses, including the acquired HealthSpring businesses by, among other things, operating Medicare Advantage coordinated care plans and HealthSpring’s prescription drug plan, retaining and growing the customer base, realizing revenue, expense and other synergies, renewing contracts on competitive terms, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

6.
the ability of the Company to execute its growth plans by successfully leveraging its capabilities and those of the businesses acquired in serving the Seniors segment and the Company’s other market segments, including through successful execution of the Company’s physician engagement strategy;

7.
the possibility that the acquired HealthSpring business may be adversely affected by economic, business and/or competitive factors, or by federal and/or state regulation, including health care reform, reductions in funding levels for Medicare programs, and potential changes in risk adjustment data validation audit and payment adjustment methodology;

8.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to health care professionals, government investigations and proceedings, tax audits and related litigation, and regulatory market conduct and other reviews, audits and investigations;

9.	heightened competition, particularly price competition, that could reduce product margins and constrain growth in the Company’s businesses, primarily the Health Care business;
10.
risks associated with the Company’s mail order pharmacy business that, among other things, include any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

11.	significant changes in interest rates or sustained deterioration in the commercial real estate markets;
12.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, that could, among other things, adversely affect new sales and retention of current business; downgrades in financial strength ratings of reinsurers, that could result in increased statutory reserves or capital requirements of the Company’s insurance subsidiaries;

13.
limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

14.	inability of the hedge programs adopted by the Company to substantially reduce equity market and certain interest rate risks in the run-off reinsurance operations;
15.
adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

16.
adjustments to the assumptions (including interest rates, annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for reinsurance contracts covering guaranteed minimum income benefits under certain variable annuities;

17.
significant stock market declines, that could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and the Company’s pension plans in future periods as well as the recognition of additional pension obligations;

18.	significant deterioration in economic conditions and significant market volatility, that could have an adverse effect on the Company’s operations, investments, liquidity and access to capital markets;
19.
significant deterioration in economic conditions and significant market volatility, that could have an adverse effect on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and our customers' ability to pay their obligations) and our vendors (including their ability to provide services);

20.
amendments to income tax laws, that could affect the taxation of employer provided benefits, the taxation of certain insurance products such as corporate-owned life insurance, or the financial decisions of individuals whose variable annuities are covered under reinsurance contracts issued by the Company;

21.
potential public health epidemics, pandemics, natural disasters and bio-terrorist activity, that could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

22.	risks associated with security or interruption of information systems, that could, among other things, cause operational disruption;
23.	challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors; and
24.	the unique political, legal, operational, regulatory and other challenges associated with expanding our business globally.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

REVENUES

Premiums and fees	$6,141	$4,733
Net investment income	288	279
Mail order pharmacy revenues	386	339
Other revenues	55	74
Total operating revenues	6,870	5,425
Run-off Reinsurance hedge losses (1)	(95)	(40)
Net realized investment gains	13	26

Total	$6,788	$5,411

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Health Care	$262	$246
International	80	61
Disability and Life	65	77
Run-off Reinsurance	(11)	-
Other Operations	20	19
Corporate	(57)	(44)

Total	$359	$359

SHAREHOLDERS' NET INCOME

Segment Earnings (Losses)

Health Care (3)(4)(5)	$242	$247
International	80	61
Disability and Life (5)	65	82
Run-off Reinsurance	30	13
Other Operations (5)	20	23
Corporate (3)(5)	(78)	(30)

Total	359	396
Net realized investment gains, net of taxes	12	17

Shareholders' net income	$371	$413

DILUTED EARNINGS PER SHARE:

Adjusted income from operations (2)	$1.24	$1.31
Results of guaranteed minimum income benefits business, after-tax	0.14	0.05
Net realized investment gains, net of taxes	0.04	0.06
Special item(s), after-tax (3)(4)(5)	(0.14)	0.09
Shareholders' net income	$1.28	$1.51
Weighted average shares (in thousands)	288,999	273,873

SHAREHOLDERS' EQUITY at March 31,:	$8,561	$6,715

SHAREHOLDERS' EQUITY PER SHARE at March 31,:	$29.69	$24.81

Effective January 1, 2012, Cigna adopted, as required, amended accounting guidance for deferred policy acquisition costs by selecting retrospective adjustment of prior periods.

The financial results of HealthSpring are aggregated with the Health Care segment from the date of acquisition, which was on January 31, 2012.

(1) Includes pre-tax losses from futures and swaps contracts entered into as part of a dynamic hedge program to manage equity and growth interest rate risks in Cigna's run-off reinsurance operations. Cigna recorded related offsets in Benefits and Expenses to adjust liabilities for reinsured guaranteed minimum death benefit and guaranteed minimum income benefit contracts. For more information, please refer to Cigna's Form 10-Q for the period ended March 31, 2012, which is expected to be filed on May 3, 2012.

(2) Adjusted income (loss) from operations is segment earnings (loss) (shareholders' net income (loss) before net realized investment gains (losses)) excluding results of Cigna's guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and shareholders' net income presented in accordance with generally accepted accounting principles.

(3) The three months ended March 31, 2012 includes pre-tax charges of $41 million ($28 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $30 million pre-tax ($21 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Health Care.

(4) The three months ended March 31, 2012 includes pre-tax charges of $20 million ($13 million after-tax) resulting from a litigation matter in Health Care.
(5) The three months ended March 31, 2011 includes a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations.
 - After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $4 million (includes a pre-tax charge of $9 million offset by a tax benefit of $13 million) in Other Operations and an after-tax benefit of $14 million in Corporate.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)								Exhibit 2
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted
	Earnings
	Per Share		Consolidated		Health Care		International
Three Months Ended March 31,	2012	2011	2012	2011	2012	2011	2012	2011

Adjusted income (loss) from operations (1)	$1.24	$1.31	$359	$359	$262	$246	$80	$61

Results of guaranteed minimum income benefits business	0.14	0.05	41	13	-	-	-	-

Special item(s), after-tax:
Cost associated with HealthSpring acquisition (2)	(0.10)	-	(28)	-	(7)	-	-	-
Cost associated with a litigation matter (3)	(0.04)	-	(13)	-	(13)	-	-	-
Completion of IRS examination (4)	-	0.09	-	24	-	1	-	-

Segment earnings (loss)	1.24	1.45	359	396	$242	$247	$80	$61
Net realized investment gains, net of taxes	0.04	0.06	12	17
Shareholders' net income	$1.28	$1.51	$371	$413

	Disability		Run-off		Other
	and Life		Reinsurance		Operations		Corporate
Three Months Ended March 31,	2012	2011	2012	2011	2012	2011	2012	2011

Adjusted income (loss) from operations (1)	$65	$77	$(11)	$-	$20	$19	$(57)	$(44)

Results of guaranteed minimum income benefits business	-	-	41	13	-	-	-	-

Special item(s), after-tax:
Cost associated with HealthSpring acquisition (2)	-	-	-	-	-	-	(21)	-
Cost associated with a litigation matter (3)	-	-	-	-	-	-	-	-
Completion of IRS examination (4)	-	5	-	-	-	4	-	14

Segment earnings (loss)	$65	$82	$30	$13	$20	$23	$(78)	$(30)

	Diluted
	Earnings
	Per Share	Consolidated	Health Care	International
Three Months Ended December 31, 2011

Adjusted income (loss) from operations (1)	$1.05	$293	$216	$42

Results of guaranteed minimum income benefits business	0.03	7	-	-

Special item(s), after-tax:
Cost associated with acquisitions (5)	(0.11)	(31)	-	(3)

Segment earnings (loss)	0.97	269	$216	$39
Net realized investment gains, net of taxes	0.01	4

Shareholders' net income	$0.98	$273

	Disability	Run-off	Other
	and Life	Reinsurance	Operations	Corporate
Three Months Ended December 31, 2011

Adjusted income (loss) from operations (1)	$55	$(1)	$21	$(40)

Results of guaranteed minimum income benefits business	-	7	-	-

Special item(s), after-tax:
Cost associated with acquisitions (5)	-	-	-	(28)

Segment earnings (loss)	$55	$6	$21	$(68)

Effective January 1, 2012, Cigna adopted, as required, amended accounting guidance for deferred policy acquisition costs by selecting retrospective adjustment of prior periods.
The financial results of HealthSpring are aggregated with the Health Care segment from the date of acquisition, which was on January 31, 2012.

(1) Cigna measures the financial results of its segments using "segment earnings (loss)", which is defined as shareholders' net income (loss) before net realized investment gains (losses).  Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of Cigna's guaranteed minimum income benefits business.

(2) The three months ended March 31, 2012 includes pre-tax charges of $41 million ($28 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $30 million pre-tax ($21 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Health Care.

(3) The three months ended March 31, 2012 includes pre-tax charges of $20 million ($13 million after-tax) resulting from a litigation matter in Health Care.
(4) The three months ended March 31, 2011 includes a net tax benefit of $24 million resulting from the completion of the 2007 and 2008 IRS examinations.
     - After-tax benefit of $1 million in Health Care; after-tax benefit of $5 million in Disability and Life; after-tax benefit of $4 million (includes a pre-tax charge of $9 million offset by a tax benefit of $13 million) in Other Operations and an after-tax benefit of $14 million in Corporate.

(5) The three months ended December 31, 2011 includes pre-tax charges of $35 million ($28 million after-tax) in Corporate for costs related to the 2012 acquisition of HealthSpring and pre-tax charges of $4 million ($3 million after-tax) in International for costs related to the 2011 acquisition of FirstAssist.